Exhibit (a.4)

DAILY INCOME FUND

Amended and Restated

Certificate of Designation

for

Money Market Portfolio

U.S. Treasury Portfolio

U.S. Government Portfolio

Municipal Portfolio

The undersigned, being the duly elected and acting Secretary of Daily Income Fund, a trust with transferable shares established under Massachusetts law of the type commonly called a Massachusetts business trust (the “Trust”), DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Trustees of the Trust by Sections 5.11, 5.12, 8.3 and 10.1 of the Declaration of Trust dated January 20, 1994, as amended (the “Declaration of Trust”), and pursuant to the affirmative vote of a majority of the trustees at a meeting duly called and held on June 14, 2012, the Declaration of Trust is amended by this Amended and Restated Certificate of Designation as follows:

(1) Existing Series. There is established and designated the following series; the Money Market Portfolio, U.S. Treasury Portfolio, U.S. Government Portfolio and Municipal Portfolio (each a “Portfolio” and collectively, the “Portfolios”). The beneficial interest in each Portfolio is divided into shares having par value of $0.01 per share, of which an unlimited number may be issued, which shares shall represent interests only in the Portfolio. The shares of the Portfolios shall have the relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Section 5.11 of the Declaration of Trust.

(2) Termination of Class. The Pinnacle Shares Classes of the Money Market Portfolio and U. S. Treasury Portfolio are hereby terminated.

(3) Amended and Restated Classes. The shares of the Portfolios are hereby classified into classes (each a “Class”) as follows: the Money Market Portfolio is subdivided into the Institutional Class, Institutional Service Class, Investor Class, Investor Service Class, Retail Class, Advantage Shares and Xpress Shares; the U.S. Treasury Portfolio is subdivided into the Institutional Class, Institutional Service Class, Investor Class, Investor Service Class and Retail Class; the U.S. Government Portfolio is subdivided into the Institutional Class, Institutional Service Class, Investor Class, Investor Service Class, Retail Class and Advantage Shares; and the Municipal Portfolio is subdivided into the Institutional Class, Institutional Service Class, Investor Class, Investor Service Class, Retail Class and Advantage Shares. The Classes shall have the relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to the powers of the Trustees, all as set forth in Section 5.12 of the Declaration of Trust.

(4) Amendment, etc. This Amended and Restated Certificate of Designation may be amended subject to the provisions of Section 8.3 of the Declaration of Trust.

(5) Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

The Trustees further direct that, upon the execution of this Amended and Restated Certificate of Designation, the Trust take all necessary action to file a copy of this Amended and Restated Certificate of Designation with the Secretary of State of The Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.

IN WITNESS WHEREOF, the undersigned has set her hand and seal this 7th day of June, 2012.

/s/ Christine Manna
Christine Manna
Secretary

ACKNOWLEDGEMENT

State of New York	)
	)	: ss
County of New York	)

June 7, 2012

Then personally appeared the above named Christine Manna and acknowledged the foregoing instrument to be her free act and deed.

Before me,

/s/ Theresa Tschetter
Notary Public
My Commission Expires: 4/19/2014